UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2003

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:     (724) 349-7220

Item 5.  OTHER EVENTS

On August 8, the registrant entered into a definitive agreement to acquire Pittsburgh Financial Corp. ("PFC") a financial holding company headquartered near Pittsburgh, in Wexford, Pennsylvania.  Pittsburgh Financial Corp. is the parent company of BankPittsburgh with total assets of $376 million, deposits of $182 million and equity of nearly $23 million at June 30, 2003.  BankPittsburgh is a state chartered stock savings bank headquartered in Pittsburgh, Pennsylvania which conducts business from seven offices in Allegheny (6) and Butler (1) counties and one loan production office in downtown Pittsburgh.  PFC also offers residential and commercial mortgage settlement services through Pinnacle Settlement Group LLC, an 80% owned subsidiary.  Pittsburgh Financial Corp. shares are traded on the NASDAQ National Market System under the symbol "PHFC".

Under terms of the agreement, the shareholders of Pittsburgh Financial Corp. can elect to receive $20.00 in cash or an equivalent value of the registrant's common stock for each PFC share owned, subject to proration as provided in the definitive agreement to ensure that 40% of the aggregate merger consideration will be paid in cash and 60% in First Commonwealth common stock.  The transaction is subject to all required regulatory approvals and the approval of PFC shareholders.  The definitive agreement was unanimously approved by the Boards of Directors of both organizations.  The transaction has a current market value of $28.4 million and is expected to be completed by the end of 2003.

On a pro-forma basis, as of June 30, 2003, the registrant would have assets of approximately $5.2 billion, total equity of $424 million and market capitalization of $765 million.

Item 7(c) EXHIBITS

Exhibit 2 Plan of Acquisition

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  August 11, 2003

                              FIRST COMMONWEALTH FINANCIAL CORPORATION

                              By:  /S/JOHN J. DOLAN
                                   John J. Dolan
                                   Executive Vice President and
                                   Chief Financial Officer